Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

VERDE BIO HOLDINGS, INC.

(FORMERLY APPIPHANY TECHNOLOGIES HOLDINGS CORP.)

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock par value $0.001 per share offered by selling stockholder	457	(e)	1,021,371,429	$0.006	$4,579,999	0.00014760	$904.53
Total Offering Amounts						$4,579,999	0.00014760	$904.53
Total Fees Previously Paid								$344.50
Net Fee Due								$560.03

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) of the Securities Act.